Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J.B. Hunt Transport Services, Inc.
Announces Quarterly Dividend
and Share Repurchase

LOWELL, ARKANSAS, May 2, 2007  - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) revealed today that the Board of Directors has announced the following decisions:

Dividend Declaration

The Board has declared the regular quarterly dividend on its common stock of $.09 (9 cents) per common share, payable to stockholders of record on May 11, 2007.   The dividend will be paid on May 29, 2007.

Share Repurchase

The Board also announced today that it has authorized up to $500 million in additional repurchases of its common stock over the next twelve months.  The Board had previously authorized up to $500 million in stock repurchases on April 21, 2005.  Purchases authorized under that plan were completed in March of 2007.

The specific timing and amount of repurchases will vary based on market conditions, cash flows, securities law limitations, and other factors.  The repurchase program may be suspended, extended or discontinued at any time without prior notice.

* * * * * * * *

This press release contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2006. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.